Exhibit 99.1

Accenture Reports Strong Fourth-Quarter Results and Full-Year Fiscal 2010 Results

In Line with Expectations

— Fourth-quarter revenues increase 5% in U.S. dollars and 8% in local currency, to $5.42 billion;

quarterly EPS are $0.66 —

— Full-year results include revenues of $21.55 billion, EPS of $2.66, operating margin of 13.5%

and strong free cash flow of $2.85 billion —

— New bookings are $6.5 billion for fourth quarter and $25.0 billion for full year —

— Company increases semi-annual cash dividend to $0.45 per share —

— For fiscal year 2011, Accenture continues to expect net revenue growth of 7% to 10% in local currency and increases outlook for annual EPS growth to 13% to 16% —

NEW YORK; Sept. 30, 2010 — Accenture (NYSE: ACN) reported strong financial results for the fourth quarter of fiscal 2010, ended Aug. 31, and full-year results in line with the company’s expectations.

For the fourth quarter, revenues before reimbursements (“net revenues”) were $5.42 billion, an increase of 5 percent in U.S. dollars and 8 percent in local currency compared with the fourth quarter of fiscal 2009. Diluted earnings per share were $0.66. New bookings were $6.5 billion. Operating margin was 13.2 percent. Free cash flow was $1.15 billion.

For the full fiscal year, net revenues were $21.55 billion, flat in U.S. dollars and a decrease of 2 percent in local currency compared with fiscal 2009. Diluted earnings per share were $2.66. New bookings were $25.0 billion. Operating margin was 13.5 percent. Free cash flow was $2.85 billion, which exceeded the top end of the company’s expectations by $350 million.

In addition, Accenture’s Board of Directors has declared a semi-annual cash dividend of $0.45 per share, an increase of 7.5 cents per share, or 20 percent, over its previous semi-annual dividend, declared in March.

William D. Green, Accenture’s chairman & CEO, said, “We’re very pleased with our financial results, with our strong fourth-quarter performance demonstrating further evidence of our growth and momentum. We managed our business well and accelerated actions to grow revenue and expand operating margin. And our strong bookings — including consulting bookings of more than $3.5 billion — show increasing demand for our services. We generated significant free cash flow, and our balance sheet remains exceptionally strong. We continued our commitment to return cash to shareholders through an increased semi-annual cash dividend, declared today, and through the repurchase of more than $2 billion of our shares during fiscal 2010.

“We are working at the heart of our clients’ businesses, helping them navigate the changing global environment and improve their performance. We will continue to invest in our core business, as well as in new growth areas and markets, to deliver increasing value to both our clients and shareholders. Despite ongoing challenges in the global economy, we are well-positioned for growth and expansion in the year ahead.”

Financial Review

Fourth Quarter Fiscal 2010

Net revenues for the fourth quarter of fiscal 2010 were $5.42 billion, compared with $5.15 billion for the fourth quarter of fiscal 2009, an increase of 5 percent in U.S. dollars and 8 percent in local currency. Net revenues for the fourth quarter of fiscal 2010 reflect a foreign-exchange impact of negative 3 percent compared with the fourth quarter of fiscal 2009, less than the negative 5 percent impact the Company had previously assumed. Adjusting for the actual foreign exchange impact in the fourth quarter, the Company’s previously expected range for quarterly net revenues would have been $5.25 billion to $5.45 billion. Therefore, Accenture’s fourth-quarter fiscal 2010 net revenues of $5.42 billion were at the high end of the previously expected range.

•	Consulting net revenues were $3.09 billion, an increase of 6 percent in U.S. dollars and 9 percent in local currency compared with the fourth quarter of fiscal 2009.

•	Outsourcing net revenues were $2.33 billion, an increase of 4 percent in U.S. dollars and 7 percent in local currency compared with the fourth quarter of fiscal 2009.

Diluted EPS for the fourth quarter were $0.66, compared with $0.39 for the fourth quarter last year. The increase in EPS is broken down as:

•	a $0.24 increase reflecting the impact of the restructuring charge recorded in the fourth quarter last year;

•	a $0.06 increase from higher revenue and operating income in local currency; and

•	a $0.01 increase from a lower share count;

Offset by:

•	a $0.02 decrease from unfavorable foreign-exchange rates compared with the fourth quarter of fiscal 2009; and

•	a $0.02 decrease from a higher effective income tax rate compared with the rate in the fourth quarter of fiscal 2009.

Operating income for the fourth quarter of fiscal 2010 was $714 million, or 13.2 percent of net revenues. This compares with fourth-quarter fiscal 2009 operating income of $420 million, or 8.2 percent of net revenues, on a GAAP basis and $672 million, or 13.1 percent of net revenues, excluding the impact of the $253 million restructuring charge recorded in the fourth quarter of fiscal 2009.

Gross margin (gross profit as a percentage of net revenues) for the fourth quarter was 34.0 percent, compared with 32.3 percent for the fourth quarter of fiscal 2009. Selling, general and administrative (SG&A) expenses for the fourth quarter were $1.13 billion, or 20.9 percent of net revenues, compared with $985 million, or 19.1 percent of net revenues, for the fourth quarter of fiscal 2009. The change in gross margin and in SG&A as a percentage of net revenues compared with the fourth quarter last year was primarily due to the implementation of the company’s sales-effectiveness model, which the company described after the first quarter of fiscal 2010. This had no overall impact on reported operating expenses or operating margin.

The company’s effective tax rate for the fourth quarter was 28.8 percent, compared with 27.6 percent for the fourth quarter of fiscal 2009.

Net income (previously “Income before minority interest”) for the fourth quarter was $510 million, compared with $306 million for the same period of fiscal 2009, which included the impact of the restructuring charge in that quarter.

Operating cash flow for the fourth quarter was $1.25 billion, and property and equipment additions were $102 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $1.15 billion, an increase of $179 million over the fourth quarter of fiscal 2009. For the same period of fiscal 2009, operating cash flow was $1.05 billion, property and equipment additions were $75 million, and free cash flow was $971 million.

Days services outstanding, or DSOs, were 30 days at Aug. 31, 2010, compared with 28 days at Aug. 31, 2009.

Accenture’s total cash balance at Aug. 31, 2010 was $4.84 billion, compared with $4.54 billion at Aug. 31, 2009.

Utilization for the fourth quarter of fiscal 2010 was 86 percent, compared with 88 percent for the third quarter of fiscal 2010 and 86 percent for the fourth quarter of fiscal 2009. Attrition for the fourth quarter was 17 percent, compared with 17 percent for the third quarter of fiscal 2010 and 10 percent for the fourth quarter of fiscal 2009.

New Bookings

New bookings for the fourth quarter were $6.5 billion. This reflects a negative 1 percent foreign-currency impact compared with the fourth quarter of fiscal 2009.

•	Consulting new bookings were $3.5 billion, or 54 percent of fourth-quarter bookings.

•	Outsourcing new bookings were $3.0 billion, or 46 percent of fourth-quarter bookings.

Net Revenues by Operating Group

All of the company’s operating groups with the exception of Health & Public Service achieved positive revenue growth in local currency compared with the fourth quarter last year.

Net revenues by operating group for the fourth quarter were as follows:

•	Communications & High Tech: $1,164 million, compared with $1,118 million for the fourth quarter of fiscal 2009, an increase of 4 percent in U.S. dollars and 7 percent in local currency.

•	Financial Services: $1,115 million, compared with $1,017 million for the fourth quarter of fiscal 2009, an increase of 10 percent in U.S. dollars and 14 percent in local currency.

•	Health & Public Service: $856 million, compared with $941 million* for the fourth quarter of fiscal 2009, a decrease of 9 percent in U.S. dollars and 8 percent in local currency.

•	Products: $1,268 million, compared with $1,122 million* for the fourth quarter of fiscal 2009, an increase of 13 percent in U.S. dollars and 16 percent in local currency.

•	Resources: $1,014 million, compared with $943 million for the fourth quarter of fiscal 2009, an increase of 8 percent in U.S. dollars and 9 percent in local currency.

*	On Sept. 1, 2009, the Company formed the Health & Public Service operating group by combining various healthcare-related components of its Products operating group with its Public Service operating group. Prior-period amounts have been reclassified to conform to the current-period presentation.

Net Revenues by Geographic Region

Net revenues by geographic region for the fourth quarter were as follows:

•	Americas: $2,520 million, compared with $2,264 million for the fourth quarter of fiscal 2009, an increase of 11 percent in U.S. dollars and 10 percent in local currency.

•

Europe, Middle East and Africa (EMEA): $2,213 million, compared with $2,274 million for the fourth quarter of fiscal 2009, a decrease of 3 percent in U.S. dollars and an increase of 6 percent in local currency.

•	Asia Pacific: $688 million, compared with $608 million for the fourth quarter of fiscal 2009, an increase of 13 percent in U.S. dollars and 7 percent in local currency.

Full Year Fiscal 2010

Net revenues for the full 2010 fiscal year were $21.55 billion, compared with $21.58 billion for fiscal 2009, flat in U.S. dollars and a decrease of 2 percent in local currency. Net revenues for fiscal 2010 reflect a foreign-exchange impact of positive 2 percent compared with fiscal 2009.

•	Consulting net revenues were $12.37 billion, a decrease of 1 percent in U.S. dollars and 4 percent in local currency from fiscal 2009.

•	Outsourcing net revenues were $9.18 billion, an increase of 2 percent in U.S. dollars and flat in local currency compared with fiscal 2009.

Diluted EPS for the full fiscal year were $2.66, compared with $2.44 for fiscal 2009. The increase in EPS is broken down as:

•	a $0.24 increase reflecting the impact of the restructuring charge recorded in the fourth quarter last year;

•	a $0.07 increase from a lower share count; and

•	a $0.06 increase from favorable foreign-exchange rates compared with fiscal 2009;

Offset by:

•	a $0.04 decrease from lower revenue and operating income in local currency;

•	a $0.01 decrease from lower reorganization benefits;

•	a $0.03 decrease from lower non-operating items; and

•	a $0.07 decrease from a higher effective income tax rate compared with fiscal 2009.

Operating income for the full fiscal year was $2.91 billion, or 13.5 percent of net revenues, compared with fiscal 2009 operating income of $2.64 billion, or 12.3 percent of net revenues, on a GAAP basis and $2.90 billion, or 13.4 percent of net revenues, excluding the impact of the $253 million restructuring charge recorded in the fourth quarter of fiscal 2009.

Gross margin (gross profit as a percentage of net revenues) for fiscal 2010 was 33.6 percent, compared with 31.7 percent for fiscal 2009. Selling, general and administrative (SG&A) expenses for the full fiscal year were $4.33 billion, or 20.1 percent of net revenues, compared with $3.95 billion, or 18.3 percent of net revenues, for fiscal 2009. The change in gross margin and in SG&A as a percentage of net revenues compared with fiscal 2009 was primarily due to the implementation of the company’s sales-effectiveness model, which the company described after the first quarter of fiscal 2010. This had no overall impact on reported operating expenses or operating margin.

Accenture’s annual effective tax rate for the full fiscal year was 29.3 percent, compared with 27.6 percent for fiscal 2009, in line with the company’s guided range of 29 percent to 30 percent.

Net income (previously “Income before minority interest”) for the full fiscal year was $2.06 billion, compared with $1.94 billion for fiscal 2009, which included the impact of the restructuring charge recorded in the fourth quarter of fiscal 2009.

For the year ended Aug. 31, 2010, operating cash flow was $3.09 billion and property and equipment additions were $238 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $2.85 billion, exceeding the company’s previously guided range of $2.3 billion to $2.5 billion. For the prior fiscal year, ended Aug. 31, 2009, operating cash flow was $3.16 billion, property and equipment additions were $243 million, and free cash flow was $2.92 billion.

Utilization for the full fiscal year 2010 was 87 percent, compared with 84 percent for fiscal 2009. Attrition for the full year was 15 percent, compared with 10 percent for fiscal 2009.

New Bookings

New bookings for the full fiscal year were $25.0 billion, an increase of 5 percent in U.S. dollars and 1 percent in local currency over fiscal 2009. New bookings for fiscal 2010 reflect a positive 3 percent foreign-currency impact compared with fiscal 2009.

•	Consulting new bookings were $13.6 billion, an increase of 7 percent in U.S. dollars and 3 percent in local currency over fiscal 2009. Consulting represented 55 percent of new bookings in fiscal 2010.

•

Outsourcing new bookings were $11.4 billion, an increase of 2 percent in U.S. dollars and a decrease of 1 percent in local currency compared with fiscal 2009. Outsourcing represented 45 percent of new bookings in fiscal 2010.

Net Revenues by Operating Group

Accenture’s Financial Services and Products operating groups grew revenues in local currency in fiscal 2010 compared with fiscal 2009, while the other three operating groups experienced a decline in revenues in local currency.

Net revenues by operating group for the full fiscal year were as follows:

•	Communications & High Tech: $4,612 million, compared with $4,831 million for fiscal 2009, a decrease of 5 percent in U.S. dollars and 7 percent in local currency.

•	Financial Services: $4,446 million, compared with $4,323 million for fiscal 2009, an increase of 3 percent in U.S. dollars and 1 percent in local currency.

•	Health & Public Service: $3,581 million, compared with $3,662 million* for fiscal 2009, a decrease of 2 percent in U.S. dollars and 4 percent in local currency.

•	Products: $4,985 million, compared with $4,853 million* for fiscal 2009, an increase of 3 percent in U.S. dollars and 1 percent in local currency.

•	Resources: $3,911 million, compared with $3,880 million for fiscal 2009, an increase of 1 percent in U.S. dollars and a decrease of 2 percent in local currency.

*	On Sept. 1, 2009, the Company formed the Health & Public Service operating group by combining various healthcare-related components of its Products operating group with its Public Service operating group. Prior-period amounts have been reclassified to conform to the current-period presentation.

Net Revenues by Geographic Region

Net revenues by geographic region for the full fiscal year were as follows:

•	Americas: $9,465 million, compared with $9,403 million for fiscal 2009, an increase of 1 percent in U.S. dollars and a decrease of 1 percent in local currency.

•	Europe, Middle East and Africa (EMEA): $9,583 million, compared with $9,904 million for fiscal 2009, a decrease of 3 percent in U.S. dollars and 4 percent in local currency.

•	Asia Pacific: $2,502 million, compared with $2,270 million for fiscal 2009, an increase of 10 percent in U.S. dollars and 1 percent in local currency.

Dividend

Accenture plc has declared a semi-annual cash dividend of $0.45 per share on Accenture plc Class A ordinary shares for shareholders of record at the close of business on Oct. 15, 2010, and Accenture SCA will declare a semi-annual cash dividend of $0.45 per share on Accenture SCA Class I common shares for shareholders of record at the close of business on Oct. 12, 2010. Both dividends are payable on Nov. 15. This represents an increase of 7.5 cents per share, or 20 percent, over the company’s previous semi-annual dividend, declared in March.

Share Repurchase Activity

During the fourth quarter of fiscal 2010, Accenture repurchased or redeemed 18.9 million shares for a total of $738 million, including $667 million for 17.1 million shares repurchased on the open market. During the full fiscal year 2010, Accenture repurchased or redeemed 51.8 million shares for a total of $2.07 billion, including $986 million for 24.9 million shares repurchased in the open market. Accenture’s total remaining share repurchase authority at Aug. 31, 2010 was approximately $2.9 billion.

At Aug. 31, 2010, Accenture had approximately 706 million total shares outstanding, including 625 million Accenture plc Class A ordinary shares and minority holdings of 81 million shares (Accenture SCA Class I common shares and Accenture Canada Holding, Inc. exchangeable shares).

Business Outlook

First Quarter Fiscal 2011

Accenture expects net revenues for the first quarter of fiscal 2011 to be in the range of $5.6 billion to $5.8 billion, which assumes a foreign-exchange impact of negative 3 percent compared with the first quarter of fiscal 2010.

Fiscal Year 2011

Accenture’s business outlook for the full 2011 fiscal year assumes a foreign-exchange impact of negative 1 percent compared with fiscal 2010.

For fiscal 2011, the company expects net revenue growth to be in the range of 7 percent to 10 percent in local currency, consistent with the preliminary business outlook the company provided at its Investor & Analyst Conference in April. The company now expects diluted EPS growth to be in the range of 13 percent to 16 percent, or $3.00 to $3.08, an increase from the range of 12 percent to 15 percent the company provided at its Investor & Analyst Conference.

Accenture expects operating margin for the full fiscal year to be in the range of 13.6 percent to 13.7 percent.

The company expects operating cash flow to be $2.7 billion to $2.9 billion; property and equipment additions to be $340 million; and free cash flow to be in the range of $2.4 billion to $2.6 billion. The annual effective tax rate is expected to be in the range of 28 percent to 29 percent.

Accenture is targeting new bookings for fiscal 2011 in the range of $25 billion to $28 billion.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EDT today to discuss its fourth-quarter and full-year 2010 financial results. To participate, please dial +1 (888) 423-3272 [+1 (612) 332-0802 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EDT on Thursday, Sept. 30, and continuing until Monday, Dec. 20, 2010. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Monday, Dec. 20. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 169878 from 7:00 p.m. EDT Thursday, Sept. 30 through Monday, Dec. 20.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with approximately 204,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$21.6 billion for the fiscal year ended Aug. 31, 2010. Its home page is www.accenture.com.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that these non-GAAP financial measures are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: our results of operations could be adversely affected by economic and political conditions and the effects of these conditions on our clients’ businesses and levels of business activity; the pricing environment continues to remain competitive, and our profitability may suffer if we are not able to improve our pricing and maintain favorable utilization rates; our profitability may suffer if we cannot anticipate the cost and complexity of performing our work or if we are not able to control our costs; our business and financial results may be adversely affected if we are unable to keep our supply of skills and resources in balance with client demand, including if we are unable to hire sufficient employees with the skills and background where they are needed; our results of operations could be negatively affected if we cannot expand and develop our services and solutions in response to changes in technology and client demand; the consulting, systems integration and technology and outsourcing markets are highly competitive and we might not be able to compete effectively; our revenues, revenue growth and earnings in U.S. dollars may be lower if the U.S. dollar strengthens against other currencies, particularly the Euro and British pound; our work with government clients exposes us to additional risks in the government contracting environment; clients may not be satisfied with our services; our results of operations could be adversely affected if our clients terminate their contracts with us; our outsourcing services subject us to operational and financial risk; our results of operations may be adversely affected by the type and level of technology spending by our clients; our business could be negatively affected by legal liability that results from our providing solutions or services; our global operations, including our global delivery network, are subject to complex risks, some of which might be beyond our control; liabilities could arise if our subcontractors or other third parties cannot deliver their project contributions on time or at all; legislative or regulatory action could materially and adversely affect us; we may be subject to criticism and negative publicity related to our incorporation in Ireland; we might be unable to achieve our business objectives if we are unable to manage the organizational challenges associated with our size; consolidation in the industries that we serve could adversely affect our business; our ability to attract and retain business may depend on our reputation in the marketplace; our share price could fluctuate due to numerous factors, including variability in revenues, operating results and profitability; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in our most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor

Accenture

+1 (917) 452-5106

roxanne.taylor@accenture.com

ACCENTURE PLC

CONSOLIDATED INCOME STATEMENTS

(In thousands of U.S. dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended August 31,				Year Ended August 31,
	2010	% of Net Revenues	2009	% of Net Revenues	2010	% of Net Revenues	2009	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$5,420,581	100%	$5,145,936	100%	$21,550,568	100%	$21,576,850	100%
Reimbursements	412,492		359,513		1,543,510		1,594,118

Revenues	5,833,073		5,505,449		23,094,078		23,170,968

OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	3,575,769	66.0%	3,485,582	67.7%	14,299,821	66.4%	14,735,736	68.3%
Reimbursable expenses	412,492		359,513		1,543,510		1,594,118

Cost of services	3,988,261		3,845,095		15,843,331		16,329,854
Sales and marketing	698,325	12.9%	552,165	10.7%	2,658,058	12.3%	2,159,462	10.0%
General and administrative costs	432,793	8.0%	432,602	8.4%	1,668,306	7.7%	1,788,514	8.3%
Restructuring cost	—	0.0%	252,566	4.9%	—	0.0%	252,566	1.1%
Reorganization costs (benefits), net	60	0.0%	3,435	0.0%	9,538	0.0%	(3,293)	0.0%

Total operating expenses	5,119,439		5,085,863		20,179,233		20,527,103

OPERATING INCOME	713,634	13.2%	419,586	8.2%	2,914,845	13.5%	2,643,865	12.3%
(Loss) gain on investments, net	(35)		274		(6)		1,358
Interest income	8,556		7,922		29,931		49,922
Interest expense	(3,616)		(4,222)		(14,677)		(14,121)
Other expense, net	(1,945)		(1,078)		(15,724)		(3,288)

INCOME BEFORE INCOME TAXES	716,594	13.2%	422,482	8.2%	2,914,369	13.5%	2,677,736	12.4%
Provision for income taxes	206,331		116,506		853,910		739,590

NET INCOME	510,263	9.4%	305,976	5.9%	2,060,459	9.6%	1,938,146	9.0%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(58,286)		(46,754)		(257,636)		(330,080)
Net income attributable to noncontrolling interests – other (1)	(6,495)		(4,530)		(22,167)		(18,103)

NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$445,482	8.2%	$254,692	4.9%	$1,780,656	8.3%	$1,589,963	7.4%

CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$445,482		$254,692		$1,780,656		$1,589,963
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	58,286		46,754		257,636		330,080

Net income for diluted earnings per share calculation	$503,768		$301,446		$2,038,292		$1,920,043

EARNINGS PER SHARE:
- Basic	$0.70		$0.41		$2.79		$2.55
- Diluted	$0.66		$0.39		$2.66		$2.44

WEIGHTED AVERAGE SHARES:
- Basic	637,092,938		625,482,372		637,170,234		623,007,198
- Diluted (3)	758,133,742		780,116,186		766,047,794		786,506,894

CASH DIVIDENDS PER SHARE	$—		$—		$1.125		$0.50

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)	Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis.
(3)	Diluted weighted average Accenture plc Class A ordinary shares in fiscal 2009 have been restated to reflect the impact of additional restricted share units issued to holders of restricted share units in connection with the payment of cash dividends.

ACCENTURE PLC

SUMMARY OF REVENUES

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended August 31,		Percent Increase (Decrease)	Percent Increase (Decrease) Local
	2010	2009	US$	Currency
OPERATING GROUPS
Communications & High Tech	$1,164,475	$1,117,807	4%	7%
Financial Services	1,115,259	1,017,167	10%	14%
Health & Public Service (1)	856,109	940,823	(9%)	(8%)
Products (1)	1,267,809	1,121,522	13%	16%
Resources	1,013,513	942,517	8%	9%
Other	3,416	6,100	n/m	n/m

TOTAL Net Revenues	5,420,581	5,145,936	5%	8%
Reimbursements	412,492	359,513	15%

TOTAL REVENUES	$5,833,073	$5,505,449	6%

GEOGRAPHY
Americas	$2,519,671	$2,264,130	11%	10%
EMEA	2,213,375	2,274,084	(3%)	6%
Asia Pacific	687,535	607,722	13%	7%

TOTAL Net Revenues	$5,420,581	$5,145,936	5%	8%

TYPE OF WORK
Consulting	$3,094,287	$2,913,735	6%	9%
Outsourcing	2,326,294	2,232,201	4%	7%

TOTAL Net Revenues	$5,420,581	$5,145,936	5%	8%

	Year Ended August 31,		Percent (Decrease) Increase	Percent (Decrease) Increase Local
	2010	2009	US$	Currency
OPERATING GROUPS
Communications & High Tech	$4,612,290	$4,830,880	(5%)	(7%)
Financial Services	4,446,038	4,322,896	3%	1%
Health & Public Service (1)	3,580,802	3,661,955	(2%)	(4%)
Products (1)	4,985,347	4,852,581	3%	1%
Resources	3,911,041	3,879,711	1%	(2%)
Other	15,050	28,827	n/m	n/m

TOTAL Net Revenues	21,550,568	21,576,850	0%	(2%)
Reimbursements	1,543,510	1,594,118	(3%)

TOTAL REVENUES	$23,094,078	$23,170,968	0%

GEOGRAPHY
Americas	$9,465,357	$9,403,420	1%	(1%)
EMEA	9,583,268	9,903,536	(3%)	(4%)
Asia Pacific	2,501,943	2,269,894	10%	1%

TOTAL Net Revenues	$21,550,568	$21,576,850	0%	(2%)

TYPE OF WORK
Consulting	$12,371,268	$12,555,652	(1%)	(4%)
Outsourcing	9,179,300	9,021,198	2%	0%

TOTAL Net Revenues	$21,550,568	$21,576,850	0%	(2%)

n/m	= not meaningful

(1)	On September 1, 2009, the Company formed the Health & Public Service operating group by combining various healthcare-related components of its Products operating group with its Public Service operating group. Prior-period amounts have been reclassified to conform to the current-period presentation.

ACCENTURE PLC

OPERATING INCOME BY OPERATING GROUP (OG)

Three Months Ended August 31,

(In thousands of U.S. dollars)

(Unaudited)

	Operating Income as Reported (GAAP)
	2010		2009
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications & High Tech	$160,598	14%	$103,417	9%	$57,181
Financial Services	191,382	17%	79,650	8%	111,732
Health & Public Service (1)	40,219	5%	93,666	10%	(53,447)
Products (1)	151,129	12%	32,932	3%	118,197
Resources	170,306	17%	109,921	12%	60,385

Total	$713,634	13.2%	$419,586	8.2%	$294,048

	FY10 Operating Income as Reported (GAAP) compared to FY09 Operating Income Excluding Restructuring Cost (Non-GAAP)
	2010		2009
OPERATING GROUPS	Operating Income	Operating Margin	Restructuring Cost (2)	Operating Income Excluding Restructuring Cost	Operating Margin	Increase (Decrease)
Communications & High Tech	$160,598	14%	$49,192	$152,609	14%	$7,989
Financial Services	191,382	17%	53,155	132,805	13%	58,577
Health & Public Service (1)	40,219	5%	45,818	139,484	15%	(99,265)
Products (1)	151,129	12%	58,091	91,023	8%	60,106
Resources	170,306	17%	46,310	156,231	17%	14,075

Total	$713,634	13.2%	$252,566	$672,152	13.1%	$41,482

(1)	On September 1, 2009, the Company formed the Health & Public Service operating group by combining various healthcare-related components of its Products operating group with its Public Service operating group. Prior-period amounts have been reclassified to conform to the current-period presentation.

(2)	Represents restructuring costs related to reducing excess real estate capacity and to realign the workforce incurred during the fourth quarter of fiscal year 2009.

ACCENTURE PLC

OPERATING INCOME BY OPERATING GROUP (OG)

Year Ended August 31,

(In thousands of U.S. dollars)

(Unaudited)

	Operating Income as Reported (GAAP)
	2010		2009
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications & High Tech	$614,777	13%	$607,903	13%	$6,874
Financial Services	772,499	17%	467,441	11%	305,058
Health & Public Service (1)	286,510	8%	479,671	13%	(193,161)
Products (1)	592,152	12%	530,758	11%	61,394
Resources	648,907	17%	558,092	14%	90,815

Total	$2,914,845	13.5%	$2,643,865	12.3%	$270,980

	FY10 Operating Income as Reported (GAAP) compared to FY09 Operating Income Excluding Restructuring Cost (Non-GAAP)
	2010		2009
OPERATING GROUPS	Operating Income	Operating Margin	Restructuring Cost (2)	Operating Income Excluding Restructuring Cost	Operating Margin	(Decrease) Increase
Communications & High Tech	$614,777	13%	$49,192	$657,095	14%	$(42,318)
Financial Services	772,499	17%	53,155	520,596	12%	251,903
Health & Public Service (1)	286,510	8%	45,818	525,489	14%	(238,979)
Products (1)	592,152	12%	58,091	588,849	12%	3,303
Resources	648,907	17%	46,310	604,402	16%	44,505

Total	$2,914,845	13.5%	$252,566	$2,896,431	13.4%	$18,414

(1)	On September 1, 2009, the Company formed the Health & Public Service operating group by combining various healthcare-related components of its Products operating group with its Public Service operating group. Prior-period amounts have been reclassified to conform to the current-period presentation.

(2)	Represents restructuring costs related to reducing excess real estate capacity and to realign the workforce incurred during the fourth quarter of fiscal year 2009.

ACCENTURE PLC

CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

	August 31, 2010	August 31, 2009
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,838,292	$4,541,662
Short-term investments	2,987	7,904
Receivables from clients, net	2,534,598	2,251,341
Unbilled services, net	1,127,827	1,110,444
Other current assets	1,059,921	1,079,163

Total current assets	9,563,625	8,990,514

NON-CURRENT ASSETS:
Unbilled services, net	54,310	94,496
Investments	41,023	29,011
Property and equipment, net	659,569	701,144
Other non-current assets	2,516,726	2,440,569

Total non-current assets	3,271,628	3,265,220

TOTAL ASSETS	$12,835,253	$12,255,734

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$143	$594
Accounts payable	885,328	717,379
Deferred revenues	1,772,833	1,725,179
Accrued payroll and related benefits	2,683,492	2,423,883
Other accrued liabilities	1,225,808	1,371,924

Total current liabilities	6,567,604	6,238,959

NON-CURRENT LIABILITIES:
Long-term debt	1,445	361
Other non-current liabilities	2,991,481	2,630,208

Total non-current liabilities	2,992,926	2,630,569

TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	2,835,746	2,835,221

NONCONTROLLING INTERESTS	438,977	550,985

TOTAL SHAREHOLDERS’ EQUITY	3,274,723	3,386,206

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,835,253	$12,255,734

ACCENTURE PLC

CONSOLIDATED CASH FLOWS STATEMENTS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
	2010	2009	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$510,263	$305,976	$2,060,459	$1,938,146
Depreciation, amortization and asset impairments	124,958	127,582	474,688	498,591
Share-based compensation expense	99,193	109,988	425,822	452,823
Change in assets and liabilities/other, net	517,191	503,268	130,651	270,642

Net cash provided by operating activities	1,251,605	1,046,814	3,091,620	3,160,202

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(101,602)	(75,321)	(238,215)	(243,455)
Purchases of businesses and investments, net of cash acquired	(12,545)	(24,099)	(41,075)	(29,487)
Other investing, net	4,227	3,838	5,525	27,768

Net cash used in investing activities	(109,920)	(95,582)	(273,765)	(245,174)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	45,840	63,087	437,025	404,710
Purchases of shares	(738,396)	(525,128)	(2,070,875)	(1,855,384)
Cash dividends paid	—	—	(824,148)	(378,446)
Other financing, net	(13,850)	(1,362)	28,972	(21,183)

Net cash used in financing activities	(706,406)	(463,403)	(2,429,026)	(1,850,303)
Effect of exchange rate changes on cash and cash equivalents	90,902	51,374	(92,199)	(125,823)

NET INCREASE IN CASH AND CASH EQUIVALENTS	526,181	539,203	296,630	938,902

CASH AND CASH EQUIVALENTS, beginning of period	4,312,111	4,002,459	4,541,662	3,602,760

CASH AND CASH EQUIVALENTS, end of period	$4,838,292	$4,541,662	$4,838,292	$4,541,662